EXHIBIT 15

January 10, 1995




Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona 85701

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tucson Electric Power Company and subsidiaries for the periods ended March 31, 1994 and 1993, June 30, 1994 and 1993, and September 30, 1994 and 1993 as
indicated in our reports dated May 3, 1994, August 1, 1994 and November 1, 1994, respectively (which included an explanatory paragraph relating to the timing of the recovery of the costs associated with 37.5% of Springerville Unit 2 which cannot presently be determined); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994, are being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Tucson, Arizona